As filed with the Securities and Exchange Commission on May 19, 2009

Registration No. 333-159046

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

San Diego Gas & Electric Company

(Exact Name of Registrant as Specified in Its Charter)

California	95-1184800
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8326 Century Park Court

San Diego, California 92123

(619) 696-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jennifer Jett

San Diego Gas & Electric Company

Corporate Secretary

8326 Century Park Court

San Diego, California 92123

(619) 696-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Barry M. Clarkson, Esq.

Latham & Watkins LLP

600 West Broadway, Suite 1800

San Diego, California 92101-3375

(619) 236-1234

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the registration statement becomes effective, as determined by market and other conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount To Be Registered(1)(2)(3)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount Of Registration Fee(5)
Senior Debt Securities First Mortgage Bonds Preferred Stock
Total	$2,500,000,000	$2,500,000,000	$139,500

(1)	An indeterminate principal amount or number of senior debt securities, first mortgage bonds and preferred stock with an aggregate offering price not to exceed $2,500,000,000.
(2)

In United States dollars or the equivalent thereof in any other currency, composite currency or currency unit as shall result in an aggregate initial offering price for all offered securities of $2,500,000,000.

(3)

This amount represents the principal amount or par or stated value, as applicable, of any offered securities issued at their stated principal amount or par or stated value, as applicable, and the issue price of any offered securities issued at a discount from the stated principal amount or par or stated value, as applicable.

(4)

Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.

(5)

Pursuant to Rule 457(p) of the rules and regulations under the Securities Act of 1933, a portion of the Registration Fee of $139,500 due for the registration of the securities to be registered hereunder is offset by $130,960 of the registration fee previously paid by the Registration under the Registrant’s Registration Statement No. 333-133541, which was declared effective on May 9, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-159046) is being filed by the registrant to revise footnote 5 to the Calculation of Registration Fee table to update the amount of fees carried forward from the registrant’s registration statement on Form S-3 (File No. 333-133541) to reflect an additional offering from that registration statement. An additional fee of $2,790 is being paid in connection with the filing of this Amendment. No changes have been made to the prospectus included in Part I or to any other sections of the Registration Statement and accordingly they have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, San Diego Gas & Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 19th day of May 2009.

San Diego Gas & Electric Company

By:	/S/ ROBERT M. SCHLAX
Robert M. Schlax Vice President, Chief Financial Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment has been signed below by the following persons in the capacities indicated on the 19th day of May 2009.

Signature	Title

* Debra L. Reed	Chair of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

* Michael R. Niggli	Chief Operating Officer and Director

* Jeffrey W. Martin	Director

/S/ ROBERT M. SCHLAX Robert M. Schlax	Vice President, Chief Financial Officer and Controller (Principal Financial and Accounting Officer)

*By:	/S/ ROBERT M. SCHLAX Name: Robert M. Schlax Title: Attorney-in-fact